Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

THIS IS AN ANNOUNCEMENT FALLING UNDER RULE 2.8 OF THE CITY CODE ON TAKEOVERS AND MERGERS (THE “CODE”).

FOR IMMEDIATE RELEASE

17 October 2023

AUTONATION, INC. (“AUTONATION”)
STATEMENT REGARDING PENDRAGON PLC (“PENDRAGON”)

Following Pendragon’s announcement made on 26 September 2023 regarding a possible offer to be made for Pendragon by AutoNation, AutoNation confirms that it does not intend to make an offer for Pendragon under Rule 2.7 of the Code.

This announcement is made in accordance with Rule 2.8 of the Code. As a result of this announcement AutoNation will, together with any person acting in concert with AutoNation, be bound by the restrictions contained in Rule 2.8 of the Code. Under Note 2 on Rule 2.8 of the Code, AutoNation and any person acting in concert with AutoNation, reserves the right to make or participate in an offer for Pendragon (and/or take any other actions which would otherwise be restricted under Rule 2.8 of the Code) within six months following the date of this announcement in the following circumstances:

(i)    with the agreement or recommendation of the board of Pendragon;
(ii)    following the announcement of a firm intention to make an offer for Pendragon by a third party;
(iii)    following the announcement by Pendragon of a Rule 9 waiver proposal (as described in Note 1 of the Notes on Dispensations from Rule 9) or a reverse takeover (as defined in the Code); or
(iv)    if the Panel on Takeovers and Mergers determines there has been a material change of circumstances.

Enquiries:

Morgan Stanley – Financial Adviser to AutoNation
Hugh Moran Tel: +44 20 7425 8000
Conrad Griffin

Disclaimer

Morgan Stanley, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority in the United Kingdom, is acting exclusively for AutoNation as financial adviser in connection with the matters set out in this announcement and no one else and will not regard any other person as its client in relation to the matters set out in this announcement and will not be responsible to anyone other than AutoNation for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the contents of this announcement or any other matter referred to in this announcement.

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